UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Soliciting Material Pursuant to §240.14a-12

Atlantic Power Corporation

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Dear Fellow Shareholder,
My first letter to the shareholders of Atlantic Power Corporation was written shortly after I joined the Company as CEO in January of 2015. I expect that this letter may be the last one I write to our shareholders. The Company has received an attractive offer to sell to I Squared Capital, and your management team and Board of Directors are unanimously recommending that all our securityholders vote in favor of the transaction.
The management and the Board view this as a bittersweet moment. We like being independent. We are fairly compensated to do a job we enjoy. We think there is value in our efforts to articulate a rational capital allocation strategy and in our willingness not to run with the herd. At the same time, we recognize that we need to avoid the temptation of becoming entrenched management. Management and Directors have increased their share ownership from less than 1% to approximately 4% over the last six years. All of us are voting all of our shares (common, and in the case of one Director, preferred shares as well) in favor of the proposed acquisition. None of the independent Directors will remain on the Board of Atlantic Power if the acquisition is approved. In addition, there will be reductions in the executive ranks of the Company if the acquisition is completed. Nonetheless, we are unanimous and enthusiastic in recommending this transaction to our securityholders.
I have been in the energy business since 1983 and in the power business since 1986. If this transaction is approved, it will be the fourth time I have been involved in the sale of an independent power producer (or IPP). I also have been involved in the spinoff of another IPP and major asset sales two other times. I have recounted this history numerous times over the years to assure shareholders that when it is better to sell than to hold, we would not be bashful about recommending a sale. That time has arrived.
Let me respond to several key questions that have been addressed to us:
1.
Why sell now?

We have been in a bear market for energy for a decade or longer. Power prices have trended down over the six years of this management’s tenure. Investors have often said to me, “Jim, your team has done everything we would have done (reducing debt by nearly 1.2 billion dollars, reducing corporate overheads by nearly half, eliminating the common dividend, buying back large quantities of common and preferred shares, selling assets at attractive prices, mothballing other assets and buying assets at good expected returns) and yet your shares have gone nowhere. Why?”
There are two things that may at least partially explain this result. First, we face increasing terminal value uncertainty. Forward power curves have declined for six years, not in every quarter, but that has been the overall direction. The positive effects on discounted cash flow from our turnaround efforts have been countered by the strong headwinds of lower power prices and the consequent expectations for lower levels of EBITDA1 after our existing Power Purchase Agreements (PPAs) expire. Our experience on post-PPA outcomes the last six years has been difficult. We have seen Project Adjusted EBITDA decline from approximately US$289 million in 2017 to between US$175 million and US$190 million in 20202. Slightly more than $110 million of last year’s Project Adjusted EBITDA was generated under nine PPAs that will expire in the next three years.
The second factor is that we are a microcap, largely fossil fuel driven commodity producer with declining EBITDA. Public markets have not been enamored with that profile. We are not expecting the markets to be more enthusiastic about that profile in four to five years on a much lower base of EBITDA that is still declining.

1
Earnings Before Interest, Taxes, Depreciation and Amortization

2
Consistent with the Company’s 2020 Project Adjusted EBITDA guidance of US$175 million to US$190 million.

2.
Why sell at these prices?

At one price a security might be a buy, but if you are making your assessment based on value, then at another price it should be a sell. In the past five years, the common share price has ranged from a low of US$1.65 to a high of US$2.84. At US$2.00, we have said that we are a buyer. At US$3.03, we are a seller. To get to a common share price starting with a $3 number, you would have to assume ─ in our analysis ─ a recovery of power price curves from current levels, which are the lowest in the past five to six years, to an average of the highest and lowest levels of the past six years. A price of US$3.03 allows our shareholders to capture much of that potential upside today. We don’t think it makes sense to ask shareholders to remain an independent public company, potentially return to pre-announcement trading levels, and hope that we can get the share price back to US$3.00 or maybe slightly better in four to five years. That strikes me as running in front of a steamroller to pick up nickels or dimes and doing it for years. That is not something we are prepared to ask our shareholders to support.
3.
What about the new green energy policies? Shouldn’t they have a positive impact on Atlantic Power?

I have said in the past the power business is cyclical, capital-intensive and commodity-priced. I also have cited the Warren Buffett adage that when a management team with a reputation for brilliance tackles an industry with poor economics, it is invariably the industry that survives with its reputation intact. More money has been lost in the energy space by investing in themes (surfing green waves, combined-cycle gas plants in the late 90s, YieldCo’s, peak oil, etc.) than any other way I have witnessed. I have repeatedly noted to shareholders the challenging markets for power and the poor fundamental outlook. Public policies pushing green energy and electrification have not pushed demand up as much or as quickly as taxpayer subsidies, state Renewable Portfolio Standards and corporate commitments to green energy have pushed up the supply of generation. Our hydro portfolio contributed 24% of our 2020 Project Adjusted EBITDA, but that EBITDA was generated under PPAs which were signed in the pre-fracking era when power prices were substantially higher. Market prices today are a fraction of those PPA levels. Green policies in places such as New York may provide some uplift in demand or power prices. However, the continual extension of tax subsidies at the federal level is likely to continue to incentivize the addition of supply to power grids that don’t require more intermittent generation but will get it, needed or not.
Before making a decision on the value of your shares, you may want to consider the fundamentals, such as: What are prices today for new PPAs or for projects without PPAs? Is more supply being added to the grid than there are retirements? Where is demand headed? Will demand for things like electric vehicles grow nearly as quickly as new supply is added to the grid? Be aware that new technologies can be very destructive to commodity prices. Fracking was truly an energy revolution, but it also killed the natural gas market in the United States for a decade, as was predicted by Mark Papa (the brilliantly successful CEO of EOG Resources) about a decade ago.
4.
Why is this a good deal structure for all of our securityholders?

We were thrilled when I Squared proposed a complete buyout of the capital structure. That meant all our securityholders could participate in this liquidity event at premiums to historic trading ranges, as discussed in our management information circular and proxy statement.
5.
Why aren’t the Preferred shares being redeemed at par?

We have had opportunities to redeem Preferred shares in the past and we have chosen not to do so, nor do we expect that we will ever do so in the future. Instead, since 2017, we have repurchased Preferred shares under our normal course issuer bids at an average price of C$15.74 per share, representing a substantial discount to the C$22.00 being offered by I Squared Capital.
This transaction is not a redemption of the Preferred shares. But Preferred shareholders are being offered certain value at significant premiums to the trading levels of the past eight years. In a more typical buyout structure, such as when we acquired the Preferred shares via an acquisition from Capital Power in 2011, the Preferred shares would “travel” to the new owner and remain outstanding. The risk under that scenario is that the new owner could be a private company, who would determine future dividend policy. The agreement with I Squared Capital is different in that the buyer will not close the transaction with any of the Company’s securities still outstanding, as its investment thesis is contingent on a clean balance sheet post-closing. If the agreement with I Squared is not approved, Atlantic Power would remain an independent public company and the Preferred shares would remain outstanding as perpetual, cumulative securities. We expect they would continue to carry the lowest credit rating of our rated securities. As our existing PPAs expire, all our securities will face a more challenging credit environment.
We do not expect there will be another opportunity for Preferred shareholders to cash out at this price. Given the risks of holding under these alternative scenarios, we recommend that Preferred shareholders take this opportunity to realize significant value and redeploy their cash elsewhere.
6.
Is there any chance that the price offered for any of the securities will be raised?

The prices in the I Squared Capital offer for each of the securities of Atlantic Power are set and final. These prices were negotiated with I Squared Capital. We negotiated down to pennies. If this deal fails, the prices of all our securities may revert to significantly lower trading ranges.
If we received an unsolicited proposal from another bidder that is or would be reasonably expected to lead to a superior proposal, we would be permitted to engage with that party, subject to a right to match and termination fee in favor of I Squared Capital. We have not, however, received any approaches from potential competing bidders.
Each of the four securities classes must receive the approval of at least 66 2/3% of shares (or bonds) voted, or the transaction fails. As Benjamin Franklin said, we’ll hang together or we’ll hang separately.
Given current markets and based on our expectations for both values and risks going forward as an independent company, the management and the Board strongly support voting “FOR” the transaction, allowing our securityholders the opportunity to receive a total cash payout and to redeploy proceeds elsewhere.
The past six years have seen a decline in power prices that we would not have projected. Although the future is unknowable, we believe that the right risk-adjusted decision is to sell at US$3.03. If this transaction is not approved by our securityholders, we can still direct our cash flow toward getting to net debt neutral or, in the alternative, toward share repurchases. Perhaps markets will reward our profile more than they have in the past six years. In another context, however, Oscar Wilde warned about a triumph of hope over experience.
In the six years that I have been CEO, we focused first on fixing, then, as best we could, trying to grow the business, all the while being open to selling the Company at a fair price. We have been patient and dogged in seeking the best price for the business we could obtain. The agreement with I Squared Capital represents the best opportunity we have had to get all our securityholders fair value for their positions. Thinking and acting like the fellow owners we are and trying to serve the interests of all our securityholders, we enthusiastically encourage you to vote “FOR” the transaction.
In closing, I would like to thank all of our securityholders for their support, loyalty, and patience.
/s/ James J. Moore, Jr.
James J. Moore, Jr.
President and Chief Executive Officer
March 1, 2021
If you have questions about how to vote or require assistance voting, please contact our proxy solicitation agent, Kingsdale Advisors, at 1-866-229-8263 or contactus@kingsdaleadvisors.com. Your vote is important regardless of the number of shares you own. The voting deadlines and virtual meeting dates are as follows:
Security	Voting Deadline	Meeting Date
Common shares	10 a.m. Monday, April 5, 2021	Wednesday, April 7, 2021
Preferred shares	11 a.m. Monday, April 5, 2021	Wednesday, April 7, 2021
Convertible debentures	10 a.m. Tuesday, March 16, 2021	Thursday, March 18, 2021

Cautionary Note Regarding Forward-Looking Statements
To the extent any statements made in this letter contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, “forward-looking statements”). These forward-looking statements, which are based on certain assumptions and describe Atlantic Power’s future plans, strategies and expectations, can generally be identified by the use of the words “plans”, “expects”, “does not expect”, “is expected”, “intends”, “anticipates” or “does not anticipate”, “believes”, “outlook”, “objective”, or “continue”, or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved.
Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Risks and uncertainties inherent in the nature of the transaction include the failure to obtain necessary securityholder, regulatory and court approvals, obtain third-party consents, or to otherwise satisfy the conditions to the completion of the transaction, in a timely manner, or at all. Failure to so obtain such approvals or consents, or the failure of the parties to otherwise satisfy the conditions to or complete the transaction, may result in the transaction not being completed on the proposed terms, or at all. Please also refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in Atlantic Power’s management information circular and proxy statement relating to this transaction and in its periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting Atlantic Power. Investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this document and, except as expressly required by applicable law, Atlantic Power assumes no obligation to update or revise them to reflect new events or circumstances.
Additional Information about the Arrangement and Where to Find It
Atlantic Power filed a definitive management information circular and proxy statement with the SEC and Canadian Securities Administrators on March 2, 2021 and first mailed such document to its shareholders on March 2, 2021. Atlantic Power urges its shareholders to read the management information circular and proxy statement carefully because it contains important information about the proposed transaction. You may obtain a free copy the management information circular and proxy statement and other related documents we may file with the SEC and Canadian Securities Administrators free of charge on EDGAR at www.sec.gov, on SEDAR at www.sedar.com, or on Atlantic Power’s website at www.atlanticpower.com. Information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated into and does not constitute a part of this document. We have included these website addresses only as inactive textual references and do not intend them to be active links.
Participants in the Solicitation
Atlantic Power and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Atlantic Power’s shareholders in respect of the transaction. Information about the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Atlantic Power’s shareholders is set forth in the management information circular and proxy statement filed with the SEC and Canadian Securities Administrators. You may find additional information about the Company’s directors and executive officers in the proxy circular for Atlantic Power’s 2020 Annual General Meeting of Shareholders, which was filed with the SEC on April 28, 2020. You can obtain free copies of these documents from Atlantic Power using the contact information above.
No Offer or Solicitation
This letter is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.